UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 16, 2015

VII Peaks Co-Optivist Income BDC II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-54615	45-2918121
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

4 Orinda Way, Suite 125-A Orinda, California	94563
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 889-1778

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Results of Operations and Financial Condition.

On November 24, 2015, the Board of Directors of the Company and the Pricing Committee of the Board made a final decision to approve a price reduction from $9.75 to $9.25 per share effective for the funds next closing date and next declared distribution date.  The Board of the Company declared three monthly distributions to those stockholders of record on November 27, 2015, payable December 30, 2015; to those stockholders of record on December 29, 2015, payable January 29, 2016; and to those stockholders of record on January 28, 2016, payable February 29, 2016. The Board further resolved to maintain the 7.35% annual distribution rate, which will result in the amount of monthly distributions being reduced to $0.056656 per share, beginning with the funds next closing date and the next distribution date as declared above.

On November 18, 2015, the Relativity Fashion, LLC and its affiliates (“collectively, “Relativity”), filed a Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code and an accompanying Disclosure Statement in their Chapter 11 case, styled Relativity Fashion, LLC, et al., Case No. 15-11989, pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  A hearing on the adequacy of the Disclosure Statement is currently scheduled for December 16, 2015.  The Plan provides that no class of equity interest in Relativity, including the Series E Preferred Stock owned by the Company, will receive anything under the Plan.  However, the Plan attached as an Exhibit a term sheet agreed to by the board of Relativity and certain major parties in the case that provides that the Series E Preferred Stock will receive 25.5% of the equity interests of the reorganized entity.  The Company has been informed by management of Relativity that the Plan that was filed has not been approved by the board of Relativity, and that the intent was still to reorganize Relativity pursuant to the term sheet approved by Relativity’s board.  Based on assurances of Relativity, the Company has not changed its opinion as to the fair value of its investment in Relativity.  However, there is no assurance that Relativity will obtain confirmation of a plan of reorganization that is consistent with the term sheet approved by Relativity’s board and the major parties in the case, and if Relativity is not able to do so, the Company may have to revise downward its opinion of the fair value of its investment in Relativity or write it off entirely, which could have a material adverse impact on the net asset value of the Company.

As previously disclosed, on October 19, 2015, Relativity filed an adversary proceeding against VII Peaks Capital, LLC (“VII Peaks”) in the Bankruptcy Court alleging that VII Peaks breached a commitment to provide $30 million of financing as part of a proposed reorganization of Relativity. VII Peaks is the Company’s investment manager. The Company was not named as a defendant in the Adversary Proceeding. On October 20, 2015, Relativity sought and obtained from the Bankruptcy Court an ex parte temporary restraining order (the “TRO”) that bars VII Peaks and “its agents, servants, officers, employees and attorneys, and all persons in active concert or participation with them from transferring, assigning, encumbering, or taking any other action with respect to any and all funds” in the US Bank and Wells Fargo accounts which belong to the Company. Neither the Company nor VII Peaks were provided with prior notice of the hearing on the TRO or was present at the hearing. The two accounts affected by the TRO contained substantially all of the Company’s assets. The TRO was dissolved pursuant to a Stipulation and Agreed Order entered by the Bankruptcy Court on October 28, 2015, pursuant to which the parties agreed to engage in negotiations to resolve their dispute. As part of the Stipulation, VII Peaks agreed to cause its clients to deposit $3 million in escrow with its counsel while negotiations are pending, of which $2.5 million was provided by the Company.  The funds in escrow may be returned if VII Peaks determines that negotiations are concluded with or without a settlement. Relativity’s motion for a temporary restraining order to freeze the Company’s accounts remains pending, and has been rescheduled for December 16, 2015, which is the same day as the hearing on Relativity’s Disclosure Statement. VII Peaks is defending the case vigorously, and contends, among other things, that the parties never reached a binding agreement on the terms of an investment and that Relativity has suffered no harm since it has obtained alternative financing to replace the financing it contends that VII Peaks did not provide. In response to the motion for temporary restraining order, VII Peaks is also arguing that the Company’s accounts should not be frozen since it is not even a party in the case and never signed any agreement to make a further investment in Relativity of any nature.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VII Peaks Co-Optivist Income BDC II, Inc.

November 16, 2015

By:	/s/ Gurpreet S. Chandhoke
Gurpreet S. Chandhoke
Chairman of the Board of Directors, Chief Executive Officer and President